                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
             RULE 13d-2(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

                      Data Trak International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                      238-134-100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                      December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)





Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [X]  Rule 13d-1(b)
                     [ ]  Rule 13d-1(c)
                     [ ]  Rule 13d-1(d)



(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. Fifth Third Bank is the successor to Old Kent Bank. Fifth Third Financial Corporation is the successor to Old Kent Financial Corporation.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.





                               Page 1 of 6 pages

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CUSIP No. 238-134-100
Schedule 13G
Page 2 of 6 Pages

(1)      Names of Reporting Persons
         I.R.S. Identification No. of Above Persons (Entities Only)

         FIFTH THIRD BANCORP
         31-0854434

(2)      Check the Appropriate Box if a Member of a Group*
         (a)   [X]
         (b)   [ ]

(3)      SEC Use Only

(4)      Citizenship or Place of Organization

         OHIO

Number of Shares Beneficially Owned by Each Reporting Person With

(5)      Sole Voting Power                      0 shares

(6)      Shared Voting Power              177,500 shares

(7)      Sole Dispositive Power                 0 shares

(8)      Shared Dispositive Power         177,500 shares

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                          177,500 shares

(10)     Check Box if the Aggregate Amount in Row (9) Excludes Certain
         Shares*                                                        [ ]

(11)     Percent of Class Represented by Amount in Row 9
                                          5.4%

(12)     Type of Reporting Person*
                                          HC



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CUSIP No. 238-134-100
Schedule 13G
Page 3 of 6 Pages

(1)      Names of Reporting Persons
         I.R.S. Identification No. of Above Persons (Entities Only)

         FIFTH THIRD BANK
         31-0676865

(2)      Check the Appropriate Box if a Member of a Group*
         (a)   [X]
         (b)   [ ]

(3)      SEC Use Only

(4)      Citizenship or Place of Organization

         OHIO

Number of Shares Beneficially Owned by Each Reporting Person With

(5)      Sole Voting Power                      0 shares

(6)      Shared Voting Power              177,500 shares

(7)      Sole Dispositive Power                 0 shares

(8)      Shared Dispositive Power         177,500 shares

(9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                          177,500 shares

(10)     Check Box if the Aggregate Amount in Row (9) Excludes Certain
         Shares*                                                         [ ]

(11)     Percent of Class Represented by Amount in Row 9
                                          5.4%

(12)     Type of Reporting Person*
                                          BK



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Securities and Exchange Commission
Schedule 13G
Page 4 of 6 pages

ITEM 1(a).        NAME OF ISSUER:

                  Data Trak International, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  20600 Chagrin Boulevard
                  Cleveland, Ohio 44122

ITEM 2(a).        NAME OF PERSON FILING:

                  (1) Fifth Third Bancorp
                  (2) Fifth Third Bank

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  (1)      Fifth Third Center, Cincinnati, Ohio 45263
                  (2)      Fifth Third Center, Cincinnati, Ohio 45263

ITEM 2(c).        CITIZENSHIP:

                  (1)      Ohio
                  (2)      Ohio

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  238-134-100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) Broker or dealer registered under Section 15 of the Act;

                X (b)      Bank as defined in Section 3(a)(6) of the Act;

                  (c) Insurance company as defined in Section 3(a)(19) of the Act;

                  (d) Investment company registered under Section 8 of the Investment Company Act;

                  (e) Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                  (f) Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                X (g) Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



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Securities and  Exchange Commission
Schedule 13G
Page 5 of 6 pages

ITEM 4.           OWNERSHIP.

                  (a)     Amount Beneficially Owned:                                              177,500 shares

                  (b)     Percent of Class:                                                                 5.4%

                  (c)     Number of shares as to which such person has:

                          (i)  Sole power to vote or to direct the vote                                 0 shares

                          (ii) Shared power to vote or to direct the vote                         177,500 shares

                          (iii)Sole power to dispose or to direct the disposition of                    0 shares

                          (iv) Shared power to dispose or to direct the disposition of            177,500 shares

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not Applicable

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                  HOLDING COMPANY.

                  Fifth Third Bank, is a subsidiary of Fifth Third Bancorp.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable


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Securities and  Exchange Commission
Schedule 13G
Page 6 of 6 pages

ITEM 10.          CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





               February 12, 2002                   Fifth Third Bancorp

                                                   By: /s/Neal E. Arnold
                                                   Executive Vice President, CFO

                                                   Fifth Third Bancorp




               February 12, 2002                   Fifth Third Bank -

                                                   By: /s/ Neal E. Arnold
                                                   Executive Vice President, CFO

                                                   Fifth Third Bank